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                                                                      EXHIBIT 11

                        GTE CORPORATION AND SUBSIDIARIES

                CALCULATION OF EARNINGS (LOSS) PER COMMON SHARE
                                 (IN THOUSANDS)

                                                                   YEARS ENDED DECEMBER 31
                                                --------------------------------------------------------------
                                                   1996         1995          1994        1993        1992
                                                ----------   -----------   ----------   --------   -----------
Net income (loss) from:
  Continuing operations.......................  $2,798,270   $ 2,537,949   $2,440,869   $971,978   $ 1,760,704
  Discontinued operations.....................          --            --           --         --       (48,000)
  Extraordinary charges.......................          --    (4,682,000)          --    (89,990)      (52,000)
  Cumulative effect of accounting changes.....          --            --           --         --    (2,440,612)
                                                ----------   -----------   ----------   --------   -----------
  Consolidated net income (loss)..............   2,798,270    (2,144,051)   2,440,869    881,988      (779,908)
                                                ----------   -----------   ----------   --------   -----------
Adjustments to net income (loss):
  Add: Preferred dividend requirements on
       dilutive convertible preferred
       stocks.................................          --           417          621        237           827
       Interest expense, net of tax effect, on
       employees' stock plans.................       2,473         1,853        1,441      1,915         6,257
                                                ----------   -----------   ----------   --------   -----------
         Total adjustments....................       2,473         2,270        2,062      2,152         7,084
                                                ----------   -----------   ----------   --------   -----------
Adjusted consolidated net income (loss) from:
  Continuing operations.......................   2,800,743     2,540,219    2,442,931    974,130     1,767,788
  Discontinued operations.....................          --            --           --         --       (48,000)
  Extraordinary charges.......................          --    (4,682,000)          --    (89,990)      (52,000)
  Cumulative effect of accounting changes.....          --            --           --         --    (2,440,612)
                                                ----------   -----------   ----------   --------   -----------
Adjusted consolidated net income (loss).......  $2,800,743   $(2,141,781)  $2,442,931   $884,140   $  (772,824)
                                                ==========   ===========   ==========   ========   ===========
Average common shares.........................     968,852       969,930      957,948    944,678       904,516
                                                ----------   -----------   ----------   --------   -----------
Adjustments to common shares:
  Add: Dilutive convertible preferred
       stocks.................................          --           419          572        288           772
       Employees' stock and stock option
       plans..................................       3,935         4,063        3,340      4,024         7,808
                                                ----------   -----------   ----------   --------   -----------
         Total adjustments....................       3,935         4,482        3,912      4,312         8,580
                                                ----------   -----------   ----------   --------   -----------
Adjusted average common shares................     972,787       974,412      961,860    948,990       913,096
                                                ==========   ===========   ==========   ========   ===========
EARNINGS (LOSS) PER COMMON SHARE:
  Primary (1)
    Continuing operations.....................  $     2.89   $      2.62   $     2.55   $   1.03   $      1.95
    Discontinued operations...................          --            --           --         --          (.05)
    Extraordinary charges.....................          --         (4.83)          --       (.10)         (.06)
    Cumulative effect of accounting changes...          --            --           --         --         (2.70)
                                                ----------   -----------   ----------   --------   -----------
         Consolidated.........................  $     2.89   $     (2.21)  $     2.55   $    .93   $      (.86)
                                                ==========   ===========   ==========   ========   ===========
  Fully diluted (2)
    Continuing operations.....................  $     2.88   $      2.61   $     2.54   $   1.02   $      1.94
    Discontinued operations...................          --            --           --         --          (.05)
    Extraordinary charges.....................          --         (4.81)          --       (.09)         (.06)
    Cumulative effect of accounting changes...          --            --           --         --         (2.68)
                                                ----------   -----------   ----------   --------   -----------
         Consolidated.........................  $     2.88   $     (2.20)  $     2.54   $    .93   $      (.85)
                                                ==========   ===========   ==========   ========   ===========

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(1) Computed by dividing net income (loss) applicable to common stock for the years by the average common shares outstanding. Common stock equivalents are excluded from this computation since they do not have a 3% dilutive effect.

(2) Computed assuming conversion or exercise of those preferred stocks and stock plans that would have a dilutive effect.

     (a) Average common shares outstanding are adjusted to reflect the shares which would be issued upon conversion of preferred stocks using the "if converted" method. Equivalent common shares to be added to average shares for the employees' stock plans and stock ownership plan are computed according to the "treasury stock" method.

     (b) Net income (loss) for the years is adjusted to reflect the increase in income for the preferred dividends declared for the years on the convertible preferred stocks, and the interest accrued, net of tax effect, on funds received from installments under the employees' stock plans.

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